SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN HEALTHWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3841 Green Hills Village Drive

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of American Healthways, Inc.:

     The Annual Meeting of Stockholders of American Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Franklin Marriott Cool Springs, Cool Springs Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, at 9:00 a.m., local time, on Thursday, January 20, 2005 for the following purposes:

(1)	To elect three (3) directors to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2)	To consider and act upon a proposal to amend the Company’s 1996 Stock Incentive Plan (the “1996 Plan”) to increase the number of shares of the Company’s common stock available for issuance under the 1996 Plan by 1,300,000 shares;

(3)	To consider and act upon a proposal to amend the 1996 Plan to provide for performance awards under the 1996 Plan which are payable in cash or shares of the Company’s common stock and are based solely upon the attainment of performance targets related to one or more performance goals; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The proxy statement and form of proxy accompanying this notice are being mailed to stockholders on or about December 20, 2004. Only stockholders of record at the close of business on December 1, 2004 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Thomas G. Cigarran
Chairman

December 20, 2004

AMERICAN HEALTHWAYS, INC.

3841 Green Hills Village Drive
Nashville, Tennessee 37215

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

Thursday, January 20, 2005

      The enclosed proxy is solicited by the Board of Directors on behalf of American Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, January 20, 2005, at 9:00 a.m., local time, at the Franklin Marriott Cool Springs, Cool Springs Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of the proxy, this proxy statement and the attached notice are being sent to stockholders on or about December 20, 2004.

      The Company’s officers and employees may solicit proxies personally or by mail, telephone or facsimile. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

      Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1 and FOR the approval of the amendments to the 1996 Plan set forth under Proposals No. 2 and 3. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

      A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

      Each share of the Company’s common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, December 1, 2004, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of December 1, 2004, there were outstanding 32,993,993 shares of Common Stock.

      A two-for-one stock split in the form of a stock dividend was paid on December 19, 2003 to stockholders of record on December 5, 2003. Unless otherwise specified herein, the number of shares of Common Stock referenced in this proxy statement have been adjusted to reflect the December 19, 2003 stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of the Company’s Common Stock, its only voting security, and with respect to the beneficial ownership of the Company’s Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of December 1, 2004. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount of Shares
	Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Class(1)

FMR Corp.	3,906,904	(2)	11.84%
82 Devonshire Street Boston, MA 02109
Wasatch Advisors, Inc.	3,789,241	(2)	11.48%
150 Social Hall Avenue, Suite 400 Salt Lake City, UT 84111
Waddell & Reed Financial, Inc.	1,853,365	(2)	5.62%
6300 Lamar Avenue Overland Park, KS 66202
Thomas G. Cigarran****	863,957	(3)	2.60%
Henry D. Herr**	670,183	(4)	2.02%
Robert E. Stone***	586,548	(5)	1.76%
William C. O’Neil, Jr.**	494,271	(6)	1.50%
Ben R. Leedle, Jr.****	405,459	(7)	1.21%
Donald B. Taylor***	115,737	(8)	*
Martin J. Koldyke**	58,220	(9)	*
C. Warren Neel **	57,229	(10)	*
Frank A. Ehmann**	45,431	(11)	*
John W. Ballantine**	30,000	(12)	*
J. Cris Bisgard, M.D**	25,000	(13)	*
Matthew E. Kelliher***	10,078	(14)	*
Mary Jane England, M.D.**	5,000	(15)	*
All directors and executive officers as a group (16 persons)	3,684,739	(16)	10.67%

*	Indicates ownership of less than one percent of the Company’s outstanding Common Stock.
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of the Company’s Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)	Information with respect to stock ownership is based upon a Form 13F, dated September 30, 2004 filed with the Commission.
(3)	Includes 203,750 shares issuable upon the exercise of outstanding options.
(4)	Includes 30,674 shares owned by Mr. Herr’s wife, 60,000 shares held in trust, and 165,001 shares issuable upon the exercise of outstanding options.
(5)	Includes 261,433 shares issuable upon the exercise of outstanding options.
(6)	Includes 16,195 shares issuable upon the exercise of outstanding options.
(7)	Includes 403,376 shares issuable upon the exercise of outstanding options.
(8)	Includes 7,080 shares owned by Mr. Taylor’s wife, 920 shares held in trust, and 107,500 shares issuable upon the exercise of outstanding options.
(9)	Includes 47,119 shares held in trust and 9,999 shares issuable upon the exercise of outstanding options.

(10)	Includes 16,195 shares issuable upon the exercise of outstanding options.
(11)	Includes 9,999 shares issuable upon the exercise of outstanding options.
(12)	Includes 10,000 shares held in trust and 20,000 shares issuable upon the exercise of outstanding options.
(13)	Includes 20,000 shares issuable upon the exercise of outstanding options.
(14)	Includes 10,000 shares issuable upon the exercise of outstanding options.
(15)	Includes 5,000 shares issuable upon the exercise of outstanding options.
(16)	Includes 1,553,948 shares issuable upon the exercise of outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three year term until his/her successor is elected and qualified. The three directors to be elected at the 2005 Annual Meeting of Stockholders will serve until the Annual Meeting of Stockholders in 2008 (the “Class II” directors), four directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2006 (the “Class III” directors), and three directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2007 (the “Class I” directors).

      In September 2004, the Board of Directors increased the size of the Board of Directors from nine to ten and appointed Mary Jane England, M.D. as a Class III director to fill the vacancy created thereby. In December 2004, Martin J. Koldyke, a Class III director, notified the Company of his intent to resign from the Board of Directors effective December 31, 2004.

      Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

      A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

      The following persons are the nominees for election to serve as Class II directors. All nominees are presently directors of the Company. Messrs. Cigarran and Neel were previously elected by the stockholders, and Mr. Ballantine was appointed to the Board of Directors in June 2003. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Thomas G. Cigarran	II; 2005	Mr. Cigarran, 62, has served as Chairman of the Company since August 1988 and as a director since 1981. Mr. Cigarran served as Chief Executive Officer of the Company from August 1988 to September 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also is Chairman and a director of AmSurg Corp.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Dr. C. Warren Neel	II; 2005	Dr. Neel, 66, has been a director of the Company since October 1991. Dr. Neel is currently Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003. He served as Dean of the College of Business Administration at The University of Tennessee in Knoxville from 1977 to 2003. Dr. Neel is also a director of Saks, Inc. where he serves as Chair of the Audit Committee.
John W. Ballantine	II; 2005	Mr. Ballantine, 58, has been a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation from 1996 until 1998. Mr. Ballantine currently serves as Chairman of the financial services advisory group for Glencoe Capital, a private equity firm, and a member of the Board of Trustees of Window to the World Communications, Inc. He also serves as a director of Scudder Funds, First Oak Brook Bancshares, the Oak Brook Bank (a wholly-owned subsidiary of First Oak Brook Bancshares), Tokheim Corporation, and Portland General Electric and Prisma Energy International (wholly-owned subsidiaries of Enron Corp.).

      The following seven persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Henry D. Herr	III; 2006	Mr. Herr, 58, has been a director of the Company since 1988. Mr. Herr served as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company from September 1981 to October 2001. Mr. Herr is currently employed by the Company as an advisor on a part-time basis. Mr. Herr also is a director of AmSurg Corp.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Martin J. Koldyke	III; 2006	Mr. Koldyke, 72, has been a director of the Company since 1981. Mr. Koldyke is the retired Chairman of Frontenac Company, a venture capital management partnership that he founded in 1971. Mr. Koldyke is the Founder and Chairman of the Academy for Urban School Leadership, Founder and Chairman Emeritus of The Golden Apple Foundation, Trustee of the Chicago Public Education Fund, Trustee of the Chicago Community Trust, past Chairman of the Chicago School Finance Authority, past Chairman and current Trustee of Window to the World Communications, Inc., and a Life Trustee of Northwestern University.
Jay Cris Bisgard, M.D., M.P.H	III; 2006	Dr. Bisgard, 62, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc. from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, GTE and ARCO. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.
Mary Jane England, M.D.	III; 2006	Dr. England, 66, has been a director of the Company since September 2004. Dr. England has served as President of Regis College in Weston, Massachusetts since July 2001. From 1990 to 2001, she served as President of the Washington Business Group on Health. Prior to 1990, she served as Vice President of Prudential Insurance Co., Associate Dean at the John F. Kennedy School of Government at Harvard, Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts. She serves on the boards of directors of NSF International, Boston University School of Medicine, Boston University School of Public Health, and the NAS/IOM Board of Children and Families.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Frank A. Ehmann	I; 2007	Mr. Ehmann, 70, has been a director of the Company since 1991. Mr. Ehmann was a partner of RCS Health Care Partners Ltd., an affiliate of Robertson Stephens Co., from 1990 to 1994. From 1987 to 1989, he was President and Chief Operating Officer of United Stationers, Inc. He served as President and Co-Chief Operating Officer of Baxter Travenol Laboratories, Inc. from 1986 to 1987, and as President and Chief Operating Officer of American Hospital Supply Corporation in 1985, when it merged with Baxter Travenol.
William C. O’Neil, Jr.	I; 2007	Mr. O’Neil, 70, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a director of Advocat, Inc., Sigma Aldrich Corporation and American HomePatient, Inc.
Ben R. Leedle, Jr.	I; 2007	Mr. Leedle, 43, has served as director of the Company since August 2003, and as Chief Executive Officer of the Company since September 2003. Mr. Leedle has served as President of the Company from May 2002 to present. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, as Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

Board of Directors Information

      The Board of Directors of the Company held seven meetings during the fiscal year ended August 31, 2004. All of the members of the Board of Directors, except Messrs. Cigarran, Herr and Leedle, are “independent,” as defined by applicable law and NASDAQ listing standards. The independent directors of the Board of Directors have regularly scheduled meetings at which only independent directors are present. The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

      Each of the incumbent directors of the Company attended at least 75% of the aggregate of the total number of meetings held during fiscal 2004 by the Board of Directors and each committee of which such director was a member.

Committees of the Board of Directors

Compensation Committee

      The Compensation Committee is responsible for the periodic review of management’s compensation and administration of the Company’s compensation plans. The Compensation Committee consists of Messrs. Ehmann and Ballantine, Dr. Bisgard, and Dr. Neel. The Compensation Committee held five meetings during fiscal 2004. The Compensation Committee has adopted Compensation Committee Guidelines that provide a detailed description of the Compensation Committee’s responsibilities.

Nominating and Corporate Governance Committee

      During fiscal 2004, the Nominating and Corporate Governance Committee consisted of Messrs. O’Neil and Koldyke and Dr. Neel. Dr. England was appointed to the Committee in September 2004. All of the directors on the Nominating and Corporate Governance Committee are independent directors as defined under applicable law and NASDAQ listing standards. The Nominating and Corporate Governance Committee recommends to the Board of Directors nominees for election to the Board of Directors. The Nominating and Corporate Governance Guidelines provide a detailed description of the Nominating and Corporate Governance Committee’s responsibilities and set forth the director nomination process. The Nominating and Corporate Governance Committee held three meetings during fiscal 2004.

Audit Committee

      The Audit Committee is comprised of Messrs. Ehmann, O’Neil, Ballantine, Koldyke, and Dr. Bisgard. The Company has, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience which results in the individual’s financial sophistication. The Audit Committee meets with the Company’s independent auditors and management to review the Company’s consolidated financial statements. The Board of Directors has determined that the Audit Committee has three “audit committee financial experts,” as defined by the regulations of the Commission. These persons are Messrs. O’Neil, Ehmann and Ballantine. The Audit Committee held 13 meetings during fiscal 2004.

Corporate Governance

Code of Conduct

      The Company has a code of conduct that applies to all colleagues (including officers) and directors. The purpose of the code is to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Company’s code of conduct can be obtained from the Company’s website at www.americanhealthways.com.

Stockholder Nominees

      The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and

Corporate Governance Committee should be addressed to: Secretary, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. To be timely, director nominations for the 2006 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 32 of this Proxy Statement.

Director Qualifications

      Under the Company’s Board of Directors’ Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Company’s Board of Directors. Under such criteria, members of the Board of Directors should be independent and have the highest professional and personal ethics and values consistent with the Company’s values and standards. Other criteria that will be considered are prior experience as a director, knowledge of the Company’s business and industry and broad experience at the operational, financial or policy making level in business. Diversity, age and skills in the context of the needs of the Board of Directors are also a consideration. The members should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly.

Identifying and Evaluating Nominees for Directors

      The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board of Directors. In evaluating the nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees, and the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and expertise on the Board of Directors.

      There is one nominee for election to the Board of Directors, Mr. John Ballantine, who has not previously been elected by the stockholders. Mr. Koldyke, a member of the Company’s Nominating and Corporate Governance Committee, identified Mr. Ballantine as a director nominee. The Nominating and Corporate Governance Committee recommended Mr. Ballantine to the Board of Directors, who approved the recommendation. The members of the Nominating and Corporate Governance Committee identified, evaluated and conducted due diligence of all potential nominees. A professional search firm was not engaged to assist the Nominating and Corporate Governance Committee in its efforts.

Directors’ Attendance at Annual Meetings of Stockholders

      Although directors are invited and are always welcome to attend the annual stockholder meetings, the Company does not require their attendance. All of the directors attended the 2004 Annual Meeting of Stockholders held on January  21, 2004.

Communications With the Board of Directors

      Stockholders may communicate with the Board of Directors by submitting a letter in writing addressed to: Chairman of the Board of Directors, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, American Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. Stockholder communications may be submitted confidentially or anonymously.

EXECUTIVE COMPENSATION

      The following table provides information as to annual, long term and other compensation during fiscal years 2004, 2003 and 2002 for the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers on August 31, 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Awards
					All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation(2)

Thomas G. Cigarran	2004	$425,000	$—	—	$102,012	(3)
Chairman of the	2003	435,000	154,561	120,000	94,637
Board of Directors	2002	400,000	461,500	260,000	73,291
Ben R. Leedle, Jr.	2004	425,000	$—	300,000	84,242	(4)
President and	2003	347,000	122,945	300,000	72,282
Chief Executive Officer	2002	330,000	298,238	350,000	48,655
Matthew E. Kelliher	2004	311,987	$—	65,000	42,553	(5)
Executive Vice President	2003	—	—	—	—
	2002	—	—	—	—
Donald B. Taylor(1)	2004	288,117	$—	125,000	58,936	(6)
Executive Vice President	2003	245,619	86,624	50,000	50,565
and Chief Operating Officer	2002	132,923	120,129	140,000	2,549
Robert E. Stone	2004	265,000	$—	25,000	60,849	(7)
Executive Vice President	2003	250,000	88,521	40,000	62,470
	2002	240,000	216,900	60,002	50,835

(1)	On November 5, 2003, Mr. Taylor was named Chief Operating Officer of the Company effective December 1, 2003.
(2)	Includes $3,600 per year automobile allowance for each Named Executive Officer other than Mr. Taylor, whose allowance was $2,100 in fiscal 2002.
(3)	Includes $87,963 contributed by the Company to the Company’s Corporate and Subsidiary Officer Capital Accumulation Plan (the “Capital Accumulation Plan”), $6,929 contributed by the Company to the Company’s Retirement Savings Plan (the “401(k) Plan”) and $3,520 of life insurance premiums paid by the Company on behalf of Mr. Cigarran.
(4)	Includes $74,055 contributed by the Company to the Capital Accumulation Plan and $6,587 contributed by the Company to the 401(k) Plan on behalf of Mr. Leedle.
(5)	Includes $4,503 contributed by the Company to the 401(k) Plan on behalf of Mr. Kelliher and $34,450 of apartment rent reimbursement paid to Mr. Kelliher by the Company.
(6)	Includes $48,749 contributed by the Company to the Capital Accumulation Plan and $6,587 contributed by the Company to the 401(k) Plan on behalf of Mr. Taylor.
(7)	Includes $50,354 contributed by the Company to the Capital Accumulation Plan and $6,895 contributed by the Company to the 401(k) Plan on behalf of Mr. Stone.

Option Grants Table

      The following table provides information as to options granted to the Named Executive Officers during fiscal 2004. No separate stock appreciation rights (“SARs”) were granted during fiscal 2004.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
	Number of	% of Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted(1)(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Thomas G. Cigarran	—	—%	$—	—	$—	$—
Ben R. Leedle, Jr.	300,000	20.43	26.33	8/24/2014	4,967,639	12,588,972
Matthew E. Kelliher	40,000	2.72	17.89	9/1/2013	450,037	1,140,482
	25,000	1.70	26.33	8/24/2014	413,970	1,049,081
Donald B. Taylor	100,000	6.81	20.91	11/17/2013	1,315,019	3,332,515
	25,000	1.70	26.33	8/24/2014	413,970	1,049,081
Robert E. Stone	25,000	1.70	26.33	8/24/2014	413,970	1,049,081

(1)	All options granted to the Named Executive Officers during fiscal 2004 vest 100% on the fourth anniversary of the date of grant with the exception of the 100,000 options granted to Mr. Taylor and the 40,000 options granted to Mr. Kelliher, all of which vest at the rate of 25% per year over a four year period beginning on the date of the grant. If there is a change in control or a potential change in control (as defined in the 1996 Plan or the Amended and Restated 2001 Stock Option Plan (the “2001 Plan”)), any stock options which are not then exercisable, in the discretion of the Board of Directors, may become fully exercisable and vested, and stock options will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1996 Plan or 2001 Plan, as applicable.

Aggregate Option Exercises in Last Fiscal Year and Year End Option Values

      The following table provides information as to options exercised by the Named Executive Officers during fiscal 2004. None of the Named Executive Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of the record date. Also reported are the values for “in the money” options, which represent the positive spread between the exercise price of existing stock options and the fiscal year end price of the Company’s Common Stock.

	Number of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year End		Fiscal Year End($)(1)

	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Cigarran	431,250	$9,188,010	160,000	238,750	$2,758,600	$4,043,013
Ben R. Leedle, Jr.	—	—	350,876	715,000	6,356,955	5,845,400
Matthew E. Kelliher	—	—	—	65,000	—	381,150
Donald B. Taylor	—	—	82,500	232,500	1,235,325	2,098,325
Robert E. Stone	32,808	635,819	241,433	100,001	5,737,658	1,227,515

(1)	Based upon the 4:00 p.m. closing bid price of the Company’s Common Stock on The Nasdaq Stock Market on August 31, 2004 of $27.00 per share.

Directors Compensation

      Directors who are officers or employees of the Company receive no compensation, as such, for serving as members of the Board of Directors.

      During fiscal 2004, directors who were not officers or employees of the Company (“Outside Directors”) each received a $20,000 annual cash retainer. In addition, pursuant to the 1996 Plan, Outside Directors who had served as directors of the Company for at least 12 months each received an option to purchase 5,000 shares of Common Stock with a fair market value (as defined in the 1996 Plan) of $27.48, which was awarded on the date of the 2004 Annual Meeting of Stockholders. Mr. Ballantine and Dr. Bisgard were each appointed to the Board of Directors in June 2003 and thus had not served as directors of the Company for at least 12 months on the date of the 2004 Annual Meeting of Stockholders. Pursuant to the 1996 Plan, in June 2003 they were each granted an option to purchase 15,000 shares of Common Stock (which does not reflect the two-for-one stock split paid on December 19, 2003) on the date of their initial appointment to the Board of Directors. Dr. England was elected to the Board of Directors in September 2004 and pursuant to the 1996 Plan was granted an option to purchase 15,000 shares of Common Stock.

      In addition to the cash retainer and option grants discussed above, committee chairmen receive $4,500 for each Audit Committee meeting attended and $4,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors receive $2,500 for each Audit Committee meeting attended and $2,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. In addition, beginning on September 1, 2004, each Outside Director will receive $3,000 for each education meeting attended (provided that such meeting has a duration of at least three hours).

      Prior to fiscal 2002, Henry Herr was an executive officer and director of the Company and served as chief financial officer. During fiscal 2004, Mr. Herr served as a part-time employee of the Company, providing it with advisory services with respect to ongoing business issues and special projects, and was paid $100,000 pursuant to an Employment Agreement dated November 20, 2001, between Mr. Herr and the Company.

Employment Agreements

      The Company has employment agreements with all of its executive officers. The employment agreements, as amended and restated, with Mr. Cigarran, the Company’s Chairman, and Mr. Stone, the Company’s Executive Vice President, currently expire in August 2007, but contain a provision that automatically extends the term for one year on each successive anniversary date of the agreements (so that the term on such anniversary date will always be three years) unless canceled by the Company. In addition, the agreements are renewable for an additional five years at each executive’s option upon the acquisition (as defined in the agreements) of the Company by an unrelated third party and provide that upon such an acquisition the executive may resign and receive up to 30 months of his base salary in a lump sum payment. The agreements provide that if the Company elects not to extend the executive’s employment or to otherwise terminate the executive without just cause as defined in the agreements, the executive will receive his base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of the greater of two years or the remaining term of the respective agreement. The agreements also provide for certain payments upon the disability of the executive and require the Company to purchase a term life insurance policy on each executive’s life in a minimum amount of $500,000 which is payable to the executive’s estate or beneficiaries upon his death. The agreements contain restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of the executive’s employment. The agreements expire in all respects on the date the executive becomes 65 years of age.

      The Company’s employment agreement with Mr. Leedle, the Company’s President and Chief Executive Officer, currently expires in August 2007, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be three years) unless canceled by the Company. The agreement provides that if the Company terminates the employment of Mr. Leedle without just cause (as defined in the agreement), or if Mr. Leedle terminates the agreement for good reason (as defined in the agreement) within 12 months following a change in control of the Company, he will receive his base salary, reduced by any salary earned from another employer, plus certain benefits for the greater of two years or the remaining term of the agreement. In addition, the agreement provides that if Mr. Leedle terminates the agreement for any reason within 12 months following a change in control of the Company, he will receive his base salary, reduced by any salary earned from another employer, for one year. The agreement also provides for certain payments upon the disability of the executive. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to executive and for a period of one year thereafter. The agreement expires in all respects on the date the executive becomes 65 years of age.

      The Company’s employment agreement with Mr. Taylor, the Company’s Executive Vice President and Chief Operating Officer, expires in February 2005 but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be one year) unless canceled by the Company. The agreement provides that if Mr. Taylor is terminated without just cause (as defined in the agreement) or if the Company elects not to extend Mr. Taylor’s employment, he will receive his base salary plus certain benefits for the greater of one year or the remaining term of the agreement. If Mr. Taylor terminates the agreement for any reason within 12 months following a change in control of the Company, he will receive his base salary plus certain benefits for the greater of one year or the remaining term of the agreement. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to Mr. Taylor and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Taylor becomes 65 years of age.

      The Company’s employment agreement with Mr. Kelliher, the Company’s Executive Vice President, currently expires in August 2006, but contains a provision that automatically extends the term for one year on each successive anniversary date of the agreement (so that the term of the agreement will always be two years) unless canceled by the Company. The agreement provides that if Mr. Kelliher is terminated without just cause (as defined in the agreement) or if the Company elects not to extend Mr. Kelliher’s employment he will receive his base salary plus certain benefits for one year. If Mr. Kelliher terminates the agreement for any reason within 12 months following a change in control of the Company within the first 24 months of the agreement, he will receive his base salary plus certain benefits for one year. The agreement contains restrictive provisions relating to the use of confidential information and competing against the Company during the period while any amounts are being paid to Mr. Kelliher and for a period of one year thereafter. The agreement expires in all respects on the date Mr. Kelliher becomes 65 years of age.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2004, the Compensation Committee of the Board of Directors was composed of Messrs. Ehmann and Ballantine, Dr. Bisgard, and Dr. Neel. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Certain Relationships and Related Transactions

      During fiscal 2004, Ed Cooper, son-in-law of Outside Director William O’Neil, was a non-management partner in a partnership that owns the building in which the Company’s primary corporate office is located. The Company made rent payments of approximately $818,000 to the partnership in fiscal 2004. Also during fiscal 2004, Christopher Cigarran, son of Chairman Thomas G. Cigarran, worked for the Company as a senior director in the human resources department, receiving an aggregate salary and bonus of approximately $140,000 during fiscal 2004.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the compensation committee and the audit committee and the Performance Graph on page 21 shall not be incorporated by reference into any such filings.

Compensation Committee Report

      The Compensation Committee of the Company’s Board of Directors approves and recommends to the “independent” directors the compensation of the Company’s executive officers. Each member of the Compensation Committee is independent as defined by applicable law and the NASDAQ listing standards. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

Compensation Philosophy and Policies for Executive Officers

      The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•	to attract, retain and motivate talented executives by providing overall compensation that is performance-based, externally competitive and internally equitable;

•	to provide appropriate incentives for executives to work toward the achievement of the Company’s annual financial performance and business goals based on the Company’s annual budget; and

•	to closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing long-term equity-based incentive compensation.

      The Compensation Committee believes that the Company’s executive compensation policies should be reviewed annually in light of the Company’s financial performance, its annual budget and its position within the health care services industry, as well as the compensation policies of similar companies in the health care services industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

      The Compensation Committee periodically reviews executive compensation for other health care services companies. Some of the companies the Compensation Committee reviews are included among the composite group used in the Performance Graph presented in this proxy statement, consisting of the Center for Research in Security Prices Index (“CRSP”) for NASDAQ Stock Market and the CRSP Index for NASDAQ Health Services Stocks. In light of factors that are unique to the Company, the Compensation Committee believes that, while the Company competes generally with such other health care service companies, the position of the Company as a leading provider of disease management and care enhancement services for health plans in the United States provides unique circumstances. These differences are important factors that the Compensation Committee expects to consider in determining executive compensation and in analyzing financial performance.

      The Compensation Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Compensation of Named Executive Officers

      The Compensation Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation and intermediate and long-term compensation and has applied the policies described herein to fiscal 2004 compensation for executive officers as described below.

      Base Compensation. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 2004, the Compensation Committee reviewed recommendations of management and consulted with the Chief Executive Officer. The Compensation Committee determined on the basis of discussions with the Chief Executive Officer, its experience in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive and the performance of the Company. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors it applied in reaching its base compensation decisions. The minimum increase mandated by employment agreements with the Company’s executive officers is the annual CPI increase.

      Annual Incentive Compensation. The Compensation Committee believes that compensation should primarily be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee for fiscal 2004 relied on cash bonuses awarded under the Annual Incentive Compensation Plan under which cash awards could be earned by the executive officers based upon a comparison of revenues and actual earnings per share of the Company and targeted revenues and earnings per share approved by the Compensation Committee for fiscal 2004 at the beginning of the fiscal year. None of the executive officers received an Annual Incentive Compensation Plan award for fiscal 2004.

      Intermediate and Long-Term Incentive Compensation. Stock options, contributions under the Company’s 401(k) Plan and contributions under the Company’s Capital Accumulation Plan are the principal vehicles for payment of intermediate and long-term compensation. The 401(k) Plan, which is based on a calendar year, provides for a matching contribution by the Company of 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary. The annual maximum participant voluntary salary contribution for 2004, as established by the U.S. Department of Labor, was $13,000. Approximately 29% of the Company matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest immediately for each executive officer and are payable pursuant to the provisions of the 401(k) Plan.

      Under the Company’s Capital Accumulation Plan, which is based on a calendar year, the Company makes contributions to the Capital Accumulation Plan on behalf of the executive officers that for calendar 2004 are based on (a) the executive officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company earnings per share for fiscal 2004 established prior to the start of the Capital Accumulation Plan year by the Compensation Committee. The portion of the Company’s contribution that is based on the executive officer’s voluntary salary deferrals provides that to the extent the executive officer cannot defer at least 6% of his/her base salary under the 401(k) Plan because of U.S. Department of Labor maximum contribution limits, then the executive officer can defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company will provide a matching contribution of 52% of the amount deferred. Each executive officer is also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan, but no matching contribution will be made by the Company for this portion of the salary deferral.

      With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2004 established by the Compensation Committee, executive officers were eligible to receive a Company contribution of between 3.5% and 18.5% of base salary for calendar 2004, provided that a minimum level of Company earnings per share for fiscal 2004 was attained. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Therefore, the actual performance award under the Capital Accumulation Plan credited to executive officers during fiscal 2004 was an award of 18.5% of base salary earned during calendar 2003 based on performance during the fiscal year ended August 31, 2003. In addition, executive officers still employed by the Company as of December 31, 2004, will receive an award of 18.5% of base salary during that calendar year based on actual earnings per share achieved by the Company for fiscal 2004.

      The Company’s contributions to the Capital Accumulation Plan vest equally over four years, and vested amounts are paid out upon the earliest of (1) one year following an executive’s termination of employment, (2) retirement or (3) a date selected at the beginning of each Capital Accumulation Plan year by the executive, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.

      The Compensation Committee considers that an integral part of the Company’s executive compensation program is an equity-based compensation plan that aligns executives’ long-range interests with those of the stockholders. This long-term incentive program is principally reflected in the 1991 Employee Stock Incentive Plan (the “1991 Plan”), the 1996 Plan and the 2001 Plan.

      The Company has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options to its executive officers annually. The Compensation Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting awards of non-qualified stock options to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. The Company’s stock option agreements generally have provided that stock options vested on an equal basis over a period of four years. However, effective August 24, 2004, all stock options granted under the 1996 Plan, including those options granted to executive officers, will vest 100% on the fourth anniversary of the date of grant. The exercise price of each stock option granted to executive officers is equal to the closing bid price on the date of grant. The Compensation Committee’s policy is that the material terms of stock options for executive officers should not be amended after grant.

      The Compensation Committee believes that long-term equity-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of the Company’s stockholders and, in particular, to provide only limited value (if any) in the event that the Company’s stock price fails to increase over time. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term equity-based incentive compensation to the other executive officers. These stock options are granted in part to reward the senior executives for their long-term strategic management of the Company and to motivate the executives to improve stockholder value by increasing this component of their compensation package, and reflect the Compensation Committee’s objective to provide a greater portion of compensation for executives in the form of long-term equity-linked awards.

Compensation of Chief Executive Officer

      The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with its general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      In reviewing and approving Mr. Leedle’s fiscal 2004 compensation, the Compensation Committee subjectively took into account the Company’s performance in fiscal 2003 as well as the Company’s progress in developing its disease management and care enhancement business. In light of these factors, the Compensation Committee determined that Mr. Leedle would receive an increase in his annual base compensation of 22.5%. Mr. Leedle did not receive an Annual Incentive Compensation plan award for fiscal 2004 because the Company did not achieve certain internal revenue and earnings per share targets for fiscal 2004. Mr. Leedle received a Company performance contribution pursuant to the Capital Accumulation Plan for calendar 2003 equal to 18.5% of his base salary during that period of time (in addition to the fixed matching contribution required thereunder). In addition, he will receive a Company performance award pursuant to the Capital Accumulation Plan equal to 18.5% of his base salary earned during calendar 2004 (this award will not be contributed to his account until December 31, 2004) and a matching contribution of $6,587 to the Company’s 401(k) Plan on his behalf for the period September 1, 2003 through August 31, 2004. In addition, as part of Mr. Leedle’s election as Chief Executive Officer effective as of September 1, 2003, the Compensation Committee determined that Mr. Leedle should be granted an option to purchase 300,000 shares of the Company’s Common Stock in each of fiscal 2004, 2005 and 2006. Accordingly, in August 2004, Mr. Leedle received an option to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $26.33 per share.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers. Under IRS regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee believes that all incentive compensation of the Company’s current executive officers will qualify as a tax deductible expense when paid. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

Respectfully submitted,

Jay Cris Bisgard, M.D., Chairman
John W. Ballantine
Frank A. Ehmann
C. Warren Neel

Audit Committee Report

      The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under the applicable law and NASDAQ listing standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2004, the Audit Committee met 13 times. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with the Chief Financial Officer of the Company and the Company’s independent auditors prior to public release of that information.

      The Board of Directors has determined that the Audit Committee has three “audit committee financial experts,” as defined by the regulations of the Commission. These experts are Messrs. O’Neil, Ehmann and Ballantine.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and disclosure controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2004 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the audit examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2004, for filing with the Commission.

      The Board of Directors has adopted a Restated Charter of the Audit Committee, which is available on the Company’s website at www.americanhealthways.com. The Audit Committee reviews and reassesses the adequacy of the Restated Charter annually.

Respectfully submitted,

William C. O’Neil, Chairman
Frank A. Ehmann
Jay Cris Bisgard, M.D.
John W. Ballantine
Martin J. Koldyke

Performance Graph

      The following graph compares the total stockholder return of $100 invested on August 31, 1999 in (a) the Company, (b) the CRSP Index for NASDAQ Stock Market (U.S. Companies) (“NASDAQ U.S. Stocks”) and (c) the CRSP Index for NASDAQ Health Services Stocks (“NASDAQ Health Services”), assuming the reinvestment of all dividends.

	8/31/1999	8/31/2000	8/31/2001	8/30/2002	8/29/2003	8/31/2004

AMHC	100.0	89.7	471.1	382.9	786.9	1,211.3
NASDAQ U.S. Stocks	100.0	153.1	65.5	48.0	66.2	67.4
NASDAQ Health Services	100.0	105.9	142.1	122.9	159.9	190.4

Notes:

A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on August 31, 1999.

THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH ABOVE IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

PROPOSAL NO. 2

AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE

THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

      The Board of Directors has approved and recommends that its stockholders approve an amendment to the 1996 Plan to increase the number of shares of Common Stock available for issuance under the 1996 Plan by 1,300,000 shares, for a total of 9,040,000 shares subject to grant thereunder.

      The status of the options outstanding and number of shares available for grant under the Company’s various stock option plans as of December 1, 2004 is as follows:

		Shares
	Shares Subject to	Available for
Plan	Outstanding Options	Grant

1991 Plan	154,161	0
1996 Plan	4,928,000	83,256
2001 Plan	1,622,124	17,581
Outside Directors Plan	12,392	0
Total	6,716,677	100,837

      In addition to the total shares subject to outstanding options in the table above, under the 1996 Plan there are 102,786 shares of restricted stock outstanding. The weighted average term and weighted average exercise price for all options outstanding as of December 1, 2004 was 7.4 years and $12.50, respectively.

      Stock options have been granted pursuant to the 1991 Plan, the 1996 Plan, the 2001 Plan and the 1991 Stock Option Plan for Outside Directors (the “Outside Directors Plan”) to the Company’s key employees and directors to provide them with additional incentive to contribute to the best interests of the Company by aligning their interests with the interests of the Company’s stockholders. Of all the options granted under the 1996 Plan, approximately 61% of the options granted were granted to key employees other than executive officers. Approximately 440 employees currently own stock options.

      The Board of Directors believes that the availability of stock options and other equity-based incentive awards, especially performance-based awards, discussed in Proposal No. 3 below, is an important factor in the Company’s ability to attract and retain experienced and talented employees and to provide an incentive for them to exert their best efforts on behalf of the Company. Accordingly, the Board of Directors and management of the Company believe that it is important to grant stock options annually to its key employees and also to grant options to newly hired key employees. The Company believes that its competitive advantage is primarily the result of the knowledge, experience and commitment of its key employees, many of whom have been employed by the Company for several years. The Board of Directors has reviewed the Company’s stock incentive program and has concluded that the level of stock incentive program grants is appropriate for and consistent with the Company’s current growth strategy. This growth strategy will necessitate additions to the Company’s management as well as promotions of existing management. Stock incentives are an essential and common element in the management market in which the Company must compete to hire and retain the quality of leadership needed to support the Company’s long-term objectives. Over the past several years the Company’s stock incentives have been distributed to a broad spectrum of its management, with approximately 61% of all awards under the 1996 Plan going to key employees other than executive officers of the Company.

      In performing its review of the Company’s historical use of stock incentives, the Board of Directors found that its option grants per year as a percentage of outstanding stock was well within the range of comparable companies. In addition, while the Company’s level of outstanding options and restricted stock plus reserved shares available for future grant may appear somewhat high under some broad comparative measures, it is not inconsistent with comparable companies with a high concentration of their capital invested in human assets as opposed to physical assets. The Board of Directors’ analysis of its stock incentive programs compared to other companies also reflected that its current level of outstanding options resulted from a relatively low rate of option exercises by employees as well as a relatively low turnover rate for key employees. In addition, the relatively low turnover rate has meant that fewer options have been cancelled and returned to the pool of available options. The Board of Directors believes that the low rate of option exercises and low turnover rate reflect the confidence held by the Company’s key employees in the future success of the Company’s strategy.

      As a result of its analysis, the Board of Directors believes that the Company must increase the number of shares available for issuance under the Company’s 1996 Plan on an aggregate basis.

      Accordingly, on October 21, 2004, the Company’s Board of Directors adopted a resolution amending the 1996 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 1,300,000 shares. The proposed 1,300,000-share increase will assure that a sufficient reserve of Common Stock will be available under the 1996 Plan to attract and retain the services of employees essential to the Company’s long-term growth and financial success. If the amendment as proposed is approved, there will be 9,040,000 shares available for issuance under the 1996 Plan, of which 102,786 shares of restricted stock and options for 4,928,000 shares will be outstanding. Options for 2,625,958 shares authorized under this Plan have been exercised since adoption of the 1996 Plan.

      A copy of the proposed amendment to increase the number of shares available for issuance under the 1996 Plan is attached as Exhibit A to this Proxy Statement.

      The amendment to the 1996 Plan to increase the number of shares available for issuance under the 1996 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board of Directors recommends that stockholders vote FOR Proposal No. 2. Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of approval of Proposal No. 2.

PROPOSAL NO. 3

AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

TO PROVIDE FOR PERFORMANCE AWARDS UNDER THE PLAN

      The Board of Directors has approved and recommends that its stockholders approve an amendment to the 1996 Plan to provide for performance awards under the 1996 Plan which are payable in cash or shares of Common Stock and are based solely upon the attainment of performance targets related to one or more performance goals.

      The Board of Directors believes that performance awards closely align employees’ interests with those of the Company’s stockholders by focusing employees on the achievement of performance objectives that enhance stockholder value and are critical to the overall success of the Company. In addition, the Board of Directors believes that performance awards afford the Company the flexibility to grant various types of equity-based compensation awards.

      Accordingly, on October 21, 2004, the Board of Directors adopted a resolution amending the 1996 Plan, subject to stockholder approval, to provide for performance awards under the 1996 Plan which are payable in cash or shares of Common Stock and are based solely upon the attainment of performance targets related to one or more performance goals.

      A copy of the proposed amendment to provide for performance awards under the 1996 Plan is attached as Exhibit B to this Proxy Statement.

      The amendment to the 1996 Plan to provide for performance awards under the 1996 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board of Directors recommends that stockholders vote FOR Proposal No. 3. Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of approval of Proposal No. 3.

Summary of Material Provisions of the 1996 Plan

      The following is a summary of the material provisions of the 1996 Plan, as proposed to be amended:

      Shares. The 1996 Plan authorizes the issuance of up to 9,040,000 shares of the Company’s Common Stock. Shares awarded under the 1996 Plan may consist, in whole or in part, of any combination of authorized and unissued shares of Common Stock or treasury shares. If shares subject to an option under the 1996 Plan cease to be subject to such option, or if shares awarded under the 1996 Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1996 Plan.

      Participation. Awards may be made to key employees, including officers, and consultants of the Company, its subsidiaries and affiliates, but (except for grants of options to Outside Directors as described below) may not be granted to any director who is a member of the Committee administering the 1996 Plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. No employee is eligible for awards relative to shares of Common Stock which exceed 450,000 shares in any year. The number of officers and other key employees currently eligible for awards pursuant to the 1996 Plan is approximately 470.

      Since fiscal year 2003, as part of their compensation for serving as directors of the Company, Outside Directors receive an option to purchase up to 15,000 shares of Common Stock upon their initial election to the Board of Directors and an option to purchase up to 5,000 shares of Common Stock annually after the initial year. There are currently seven Outside Directors eligible to participate in the 1996 Plan.

      Administration. The 1996 Plan is administered by a Committee of all of the Outside Directors. The functions of the Committee may be exercised by the Compensation Committee; provided, however, that awards to Outside Directors will be administered by the Board of Directors.

      Awards Under the Plan. The Compensation Committee has the authority to grant the following types of awards to officers and key employees under the 1996 Plan: (1) Stock Options, (2) SARs, (3) Restricted Stock and Restricted Stock Units, and (4) Other Stock-Based Awards and Performance Awards.

1. Stock Options. Incentive stock options (“ISO”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Compensation Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan, but subject to the per person limitation on awards.

A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine and over a term to be determined by the Compensation Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Common Stock as of the date of grant and for any non-qualified stock option will be not less than 100% of the fair market value of the Common Stock as of the date of grant.

Payment of the option price may be by check, note or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or (except in the case of an ISO) after grant, payment in full or in part may also be made in the form of unrestricted stock already owned by the optionee or, in the case of the exercise of a non-qualified stock option or restricted stock, subject to an award hereunder (valued at the fair market value of the stock on the date the option is exercised, as determined by the Committee).

2. Stock Appreciation Rights. SARs may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once a SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

Upon the exercise of a SAR, the Company will pay to the employee in cash, Common Stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option exercise price, multiplied by the number of SARs being exercised.

In addition to the foregoing SARs, the Compensation Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company, as defined in the 1996 Plan. In awarding SARs or limited SARs, the Compensation Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

3. Restricted Stock and Restricted Stock Units. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Compensation Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Compensation Committee will determine the periods during which the stock is subject to forfeiture, which restriction period shall not be less than three (3) years, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock. During the restriction period, the recipient may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

Restricted stock units may be granted under the 1996 Plan and may be conditioned upon the attainment of performance targets related to specific performance goals or such other factors as the Compensation Committee may determine. The restricted stock units are ultimately payable in the form of cash, shares of Common Stock, other securities or other property, as determined by the Compensation Committee. A participant will be credited with dividend equivalents on any vested restricted stock units credited to the participant’s account at the time of any payment of dividends to stockholders on shares of Common Stock.

4. Other Stock-Based Awards and Performance Awards.

(a) Other Stock-Based Awards. The Compensation Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the Compensation Committee may in its discretion provide; provided that for Other Stock-Based Awards that do not contain a three-year restriction period on vesting, the number of shares of Common Stock to which such Other Stock-Based Awards relate shall not exceed ten percent (10%) of the total number of shares of Common Stock authorized under the 1996 Plan.

(b) Performance Awards.

(i) Grants. The Committee has sole authority to determine the participants to receive a Performance Award. Performance Awards consist of a right that is (A) denominated in cash or Common Stock, (B) valued as determined by the Committee subject to the achievement of such performance goals during such performance periods and (C) payable at such time and in such form as the Committee determines.

(ii) Performance Goals. Performance awards under the 1996 Plan may be made subject to the attainment of performance targets related to performance goals based on one or more of the following business criteria: (i) earnings before interest, taxes, depreciation and/or amortization, (ii) operating income or profit, (iii) operating efficiencies; (iv) return on equity, assets, capital, capital employed, or investment, (v) after tax operating income, (vi) net income, (vii) earnings or book value per share of the Company’s Common Stock, (viii) cash flow(s), (ix) total sales or revenues or sales or revenues per employee, (x) production, (xi) stock price or total stockholder return, (xii) dividends, (xiii) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or (xiv) a combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares of Common Stock outstanding, or to assets or net assets.

(iii) Maximums. The maximum annual number of shares in respect of which all Performance Awards may be granted to a Covered Officer (as defined in the 1996 Plan) is 450,000 shares and the maximum annual amount of any cash award attributable to or earned in any performance period is $1,000,000.

(iv) Establishment of Performance Criteria. No later than 90 days following the commencement of a performance period (or such other time as may be required or permitted under Section 162(m) of the Code), the Committee shall, in writing (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each participant for the performance period.

      Annual Grants of Stock Options to Outside Directors. As part of the compensation to Outside Directors for serving as directors of the Company, the 1996 Plan provides that upon their initial election to the Board of Directors, the Outside Directors will receive an option to purchase up to 15,000 shares of Common Stock, the amount of shares to be determined by the Board of Directors. After the initial year and for each year thereafter for so long as such Outside Director is serving on the Board of Directors, such Outside Director will receive an option to purchase up to 5,000 shares of Common Stock, the amount of shares to be determined by the Board of Directors. With respect to the options granted to Outside Directors prior to December 31, 2004, such options will vest as follows: One-third (1/3) of the options will vest on the date of grant, one-third (1/3) will vest on the first anniversary of the date of grant and one-third (1/3) will vest on the second anniversary of the date of grant. With respect to the options granted to Outside Directors on or after January 1, 2005, 100% of the options will vest on the second anniversary of the date of grant, provided that such Outside Director is still serving as a director of the Company. Notwithstanding the above vesting provisions, if an Outsider Director ceases to be a director of the Company for any reason other than involuntary termination for cause (as defined in the 1996 Plan) and if the Outside Director has served at least two full terms as a director of the Company, then each option granted to such Outside Director shall immediately vest and shall be exercisable for a period equal to the shorter of one year from the date of termination or until the expiration of the option. Outside Directors are not otherwise eligible to receive awards under the 1996 Plan.

      Change in Control Provisions. If there is a change in control or a potential change in control, any SARs and stock options, which are not then exercisable, in the discretion of the Board of Directors, will become fully exercisable and vested. Similarly, the restrictions applicable to restricted stock and other stock-based awards and performance awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price described below. All restrictions imposed on restricted stock granted to Outside Directors will lapse upon a change in control.

      The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Compensation Committee. A change in control occurs if (1) any person becomes a beneficial owner, directly or indirectly, of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction, less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (1) approval by the stockholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of Directors of a resolution that a potential change in control, as defined in the 1996 Plan, has occurred.

      Amendment. The 1996 Plan may be amended by the Board of Directors, except that the Board of Directors may not, without the approval of the Company’s stockholders, increase the total number of shares reserved for the purposes of the 1996 Plan, materially increase the benefits accruing to participants under the

1996 Plan, or materially modify the requirements as to eligibility for participation in the 1996 Plan. The Committee is also prohibited from modifying any options to specify a lower exercise price or accept the surrender of outstanding options and authorize the grant of new options in substitution therefor at a lower price. In addition, the provisions of the 1996 Plan relating to grants to Outside Directors may not be amended more than once every six months except to comply with changes in the Code, and the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company’s structure affecting the Common Stock, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in the number of shares reserved under the 1996 Plan and in the number of shares covered by options and other awards then outstanding under the 1996 Plan and, where applicable, the exercise price for awards under the 1996 Plan.

      Federal Income Tax Aspects with Respect to Stock Options, Restricted Stock Awards, Restricted Stock Units and Performance Awards. The following is a brief summary of the federal income tax aspects of stock options, restricted stock awards, restricted stock units and performance awards made under the 1996 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if the participant does not dispose of the shares within two years of the date of grant or within one year after the transfer of the shares to the participant (a “disqualifying disposition”), then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a non-qualified stock option.

2. Non-qualified Stock Options. With respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

3. Restricted Stock and Restricted Stock Units. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock, and the participant’s holding period for such stock will begin on that date. However, under Section 83(b) of the Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a capital loss in an amount equal to the purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. A participant making the Section 83(b) election will have no further tax consequences at the time the stock is no longer subject to forfeiture, and the participant’s holding period for the stock will begin on the grant date.

A participant does not recognize taxable income on the grant of restricted stock units, but does recognize ordinary income when the units vest, unless settlement of the units (whether in shares of Common Stock and/or cash) is deferred in accordance with the requirements of federal tax law. If these requirements are met, the participant will recognize taxable income when the shares of Common Stock and/or cash are delivered. The amount of this ordinary income will be the fair market value of the shares of Common Stock on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on the restricted stock units are also taxable as ordinary income upon vesting or payment, as applicable.

4. Performance Awards. A participant who receives a performance award would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

      Term of Plan. No awards may be granted pursuant to the 1996 Plan on or after October 25, 2011.

Options Granted Under the 1996 Plan

      Because awards under the 1996 Plan are made at the discretion of the Compensation Committee, the benefits that will be awarded under the 1996 Plan are not currently determinable.

Equity Compensation Plans

      The following table summarizes information concerning the Company’s equity compensation plans at August 31, 2004:

			Number of Shares
			Remaining Available
			for Future
			Issuance Under
	Number of Shares		Equity Compensation
	to be Issued	Weighted-Average	Plans (Excluding
	Upon Exercise of	Exercise Price of	Shares Reflected
Plan Category	Outstanding Options	Outstanding Options	in First Column)

Equity compensation plans approved by stockholders	6,833,539	$12.32	70,726
Equity compensation plans not approved by stockholders	0	—	0

Total	6,833,539	$12.32	70,726

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended August 31, 2004, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for a late Form 4 filing made by Mr. Koldyke in November 2003 relating to reportable transactions in December 2002, January 2003, and November 2003, and gifts made in January 2002, April 2002, and January 1997 (reported on an amended Form 4 in April 2004).

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, which was the Company’s independent accountant for fiscal 2004, has been selected by the Audit Committee as the independent public accountant of the Company for the 2005 fiscal year. Ernst & Young LLP’s report on the financial statements of the Company for the fiscal year ended August 31, 2004 contains no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal year ended August 31, 2004, there had been no disagreement between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report. Deloitte & Touche LLP was the Company’s independent accountant for fiscal 2002. On November 26, 2002, the Audit Committee dismissed Deloitte & Touche LLP as the independent public accountant for fiscal 2003 and approved the appointment of Ernst & Young LLP as its new independent accountants for fiscal 2003. Deloitte & Touche LLP’s report on the financial statements of the Company for the fiscal year ended August 31, 2002 contains no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal year ended August 31, 2002 and through November 26, 2002, (i) there had been no disagreement between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in connection with its reports, and (ii) there were no reportable events as defined in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

      The Company requested that Deloitte & Touche LLP furnish a letter addressed to the Commission stating whether or not Deloitte & Touche LLP agreed with certain of the above statements. The Company filed a copy of such letter, in which Deloitte & Touche LLP stated such agreement, as an exhibit to a Current Report on Form 8-K filed with the Commission on December 2, 2002.

      The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

Principal Accounting Fees and Services

      The aggregate fees billed for each of the last two fiscal years for professional services rendered to the Company by its professional accountants are shown in the table below.

      In fiscal 2003, Audit-Related Fees primarily included due diligence services pertaining to the acquisition of StatusOne Health Systems, Inc. and the financial statement audit of the Company’s employee benefit plan. In fiscal 2004, Audit-Related Fees primarily included services pertaining to the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002. Tax Fees in fiscal 2003 and 2004 primarily included tax planning and advice, tax compliance, and review of federal tax returns. In fiscal 2003, All Other Fees primarily included actuarial advisory services.

	Fiscal Year Ended
	August 31,

Type of Service	2004	2003

Audit Fees	$218,775	$152,415	(1)
Audit-Related Fees	36,639	168,503	(2)
Tax Fees	46,163	127,497	(3)
All Other Fees	—	83,989

Total	$308,077	$532,404

(1)	Includes $19,000 of fees billed subsequent to the mailing of the Proxy Statement in December 2003.
(2)	Includes $59,000 of fees billed subsequent to the mailing of the Proxy Statement in December 2003.
(3)	Includes $75,096 of fees billed subsequent to the mailing of the Proxy Statement in December 2003.

      The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

      The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, its independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members, but the Audit Committee may not delegate its responsibility to pre-approve services to be performed by its independent accountant to management.

      Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent auditors’ engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of the independent auditor, may also be performed by the independent auditor if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. The independent auditor must provide detailed back-up documentation to the Audit Committee for each proposed service. The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE
2006 ANNUAL MEETING OF STOCKHOLDERS

      Any proposal intended to be presented for action at the 2006 Annual Meeting of Stockholders by any stockholder of the Company must be received by the Secretary of the Company not later than August 22, 2005, in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2006 Annual Meeting of Stockholders. In the event that a proposal intended to be presented for action at the 2006 Annual Meeting of Stockholders by any stockholder of the Company is not received until after August 22, 2005, and prior to October 21, 2005, then the management proxies will be permitted to use their discretionary voting authority with respect to that proposal, whether or not the proposal is discussed in the Proxy Statement. Proposals should be sent to the Company by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

METHOD OF COUNTING VOTES

      Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and “non-votes” will be counted as present only for the purposes of determining a quorum. Abstentions and “non-votes” will not be counted either for or against the election of directors. Abstentions will be treated as votes against proposals presented to stockholders other than election of directors. “Non-votes” will have no effect on the outcome of proposals presented to stockholders. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2004 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, AMERICAN HEALTHWAYS, INC., 3841 GREEN HILLS VILLAGE DRIVE, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December 20, 2004.

EXHIBIT A

AMENDMENT TO

AMERICAN HEALTHWAYS, INC.
1996 STOCK INCENTIVE PLAN

      PROPOSAL 2 — AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

      Pursuant to Section 11 of the American Healthways, Inc. 1996 Stock Incentive Plan (“1996 Plan”), the Board of Directors of American Healthways, Inc. hereby amends the 1996 Plan as follows:

      (i) The first and second sentences of the first paragraph of Section 3 are hereby deleted in their entirety and replaced with the following:

      “The aggregate number of shares of Stock reserved and available for distribution under the Plan shall not exceed 9,040,000 shares. Any number of shares of Stock may be awarded so long as the total shares of Stock awarded does not exceed 9,040,000 shares.”

EXHIBIT B

AMENDMENT TO

AMERICAN HEALTHWAYS, INC.
1996 STOCK INCENTIVE PLAN

      PROPOSAL 3 — AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO PROVIDE FOR PERFORMANCE AWARDS UNDER THE PLAN

      Pursuant to Section 11 of the American Healthways, Inc. 1996 Plan, the Board of Directors of American Healthways, Inc. hereby amends the 1996 Plan as follows:

      (i) Section 8 of the Plan shall be renamed “Other Stock-Based Awards and Performance Awards” and the following subsection (C) shall be appended thereto:

“(C) Performance Awards. The Committee shall have sole and complete authority to determine the participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or shares of Stock, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Notwithstanding anything in the Plan to the contrary, Performance Awards shall be subject to the terms and provisions of this Section 8(C).

The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 8(C), performance goals shall be limited to one or more of the following Corporation, Subsidiary, operating unit or division financial performance measures:

(i) earnings before interest, taxes, depreciation and/or amortization;

(ii) operating income or profit;

(iii) operating efficiencies;

(iv) return on equity, assets, capital, capital employed, or investment;

(v) after tax operating income;

(vi) net income;

(vii) earnings or book value per share;

(viii) cash flow(s);

(ix) total sales or revenues or sales or revenues per employee;

(x) production;

(xi) stock price or total shareholder return;

(xii) dividends;

(xiii) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;

or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation or any Subsidiary, operating unit or division of the Corporation and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of Stock outstanding, or to assets or net assets.

With respect to any Covered Officer, the aggregate maximum number of shares of Stock in respect of which all Performance Awards and Stock Options may be granted under Sections 5 and 8(C) of the Plan in each year of the performance period is 450,000, and the maximum amount of the aggregate Performance Awards denominated in cash is $1,000,000 in each year of the performance period.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of Performance Awards to Covered Officers, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Performance Award agreement, the Committee shall have the right to reduce the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.”

P R O X Y
AMERICAN HEALTHWAYS, INC.

    Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on January 20, 2005.

        The undersigned hereby appoints Thomas G. Cigarran and Mary A. Chaput, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of American Healthways, Inc. to be held at the Franklin Marriott Cool Springs, Cool Springs Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on January 20, 2005, at 9:00 a.m., local time, and any adjournments thereof.

PROPOSAL 1: ELECTION OF DIRECTORS:

☐	FOR all of the following nominees (except as indicated to the contrary below):

Mr. Thomas G. Cigarran            Dr. C. Warren Neel            Mr. John W. Ballantine

    ☐ WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

PROPOSAL 2: AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3: AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO PROVIDE FOR PERFORMANCE AWARDS UNDER THE PLAN:

☐ FOR	☐ AGAINST	☐ ABSTAIN

    In their discretion on any other matter which may properly come before the meeting or any adjournment thereof.

IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and FOR the amendment to the 1996 Stock Incentive Plan to increase the number of shares available for issuance under the Plan and FOR the amendment to the 1996 Stock Incentive Plan to provide for performance awards under the Plan.

Date: .

PLEASE SIGN HERE
AND RETURN PROMPTLY

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is stockholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership is stockholder, please sign in partnership name by authorized person.

If you have changed your address, please PRINT your new address on this line.